EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Andrew Gordon, President & CEO

Telephone: (718) 832-0800

Coffee Holding Co., Inc. Reports Year End Results

BROOKLYN, New York – January 29, 2009. Coffee Holding Co., Inc. (AMEX: JVA) today announced its operating results for the year ended October 31, 2008. In this release, the Company:

•

Reports a net loss of ($2,597,294), or ($0.47) per share (basic and diluted) for the year ended October 31, 2008

•

Reports net sales of $71,186,312 for the year ended October 31, 2008; and

•

Reports sales growth of 24.1% for the year ended October 31, 2008 compared to the year ended October 31, 2007.

We had a net loss of ($2,597,294), or ($0.47) per share (basic and diluted) for the year ended October 31, 2008 compared to net income of $937,316 or $.17 per share (basic and diluted) for the year ended October 31, 2007. The decrease in net income primarily reflects hedging losses when the price of coffee surged to a ten year high and subsequently collapsed during February and October 2008.

Net sales totaled $71,186,312 for the year ended October 31, 2008, an increase of $13,820,472 or 24.1% from $57,365,840 for the year ended October 31, 2007. The increase in net sales reflects a 7.5% increase in coffee pounds sold from 36.5 million pounds in 2007 to 39.2 million pounds in 2008. The increase in pounds of coffee sold is the result of increased sales of our branded, private label and specialty green coffees. Sales of our flagship Hispanic espresso brands, Café Caribe and Café Supremo, increased once again. Higher coffee prices during 2008 also contributed to the increase in net sales.

Cost of sales for the year ended October 31, 2008 was $68,762,310 or 96.6% of net sales, as compared to $49,071,384 or 85.5% of net sales for the year ended October 31, 2007. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The increase in cost of sales reflects higher green coffee prices and losses on options and futures contracts. Green coffee purchases increased $13,740,062 from $43,301,605 to $57,041,667 due to the increase in green coffee prices and private label and green coffee sales volumes.  Net losses on options and futures contracts, a component of cost of sales, totaled $3,068,450 for the year ended October 31, 2008 compared to net gains of $2,692,020 for the year ended October 31, 2007. We believe these losses resulted from a surge in commodities prices due to the U.S. weaker dollar and a significant increase in market speculation. We do not expect future trading losses going forward. The increase in cost of sales as a percentage of net sales also reflects higher green coffee prices which could not fully be passed along to customers through sales price increases. Gross profit as a percentage of net sales decreased to 3.41% for the year ended October 31, 2008 from 14.45% for the year ended October 31, 2007. The decrease in our margins is attributable to higher green coffee prices that we were unable to pass on to our customers as well as net losses on options and futures contracts.

Total operating expenses decreased $479,828 or 7% to $6,362,534 for the year ended October 31, 2008 from $6,842,362 for the fiscal year ended October 31, 2007 due to decreases in selling and administrative expenses and a decrease of $192,860 in a write-down in amounts due from our Café La Rica joint venture (which was dissolved in October 2007 after settlement of the litigation).  Selling and administrative expenses decreased $312,329 or 5.2% to $5,714,032 for the year ended October 31, 2008 from $6,026,361 for 2007.

“The global economic crisis which expanded in late 2008 undermined our fiscal results as coffee prices turned sharply lower just prior to the end of our 4th Quarter. The financial crisis heightened the volatility in the futures market to a level which could not have been anticipated and was not experienced in the long history of our company. The end result, due to capital and liquidity issues, was that we were forced to abandon trading positions which in the past would be both protective and profitable for our operating needs,” said Andrew Gordon, President and Chief Executive Officer.

“We believe that, although the worst might not be over for both the economy and the financial markets, in the case of coffee, fundamentals should prevail in 2009. Our overall business remains healthy, our balance sheet remains strong and our revenues continue to grow, even at a time when we have become more selective as to the type of customer with which we wish to do business in this high risk counterparty environment.  We believe the worst is now behind us and we look forward to a clean slate in 2009,” Mr. Gordon added.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

OCTOBER 31, 2008 AND 2007

	2008	2007

- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$963,298	$890,649
Commodities held at broker	342,269	3,468,530
Accounts receivable, net of allowances of $141,915 and $136,781 for 2008 and 2007, respectively	9,067,797	7,130,467
Inventories	5,046,554	4,472,097
Prepaid expenses and other current assets	284,900	502,240
Prepaid and refundable income taxes	1,025,935	236,406
Deferred income tax assets	923,877	279,000
TOTAL CURRENT ASSETS	17,654,630	16,979,389

Property and equipment, at cost, net of accumulated depreciation of $5,020,573 and $4,542,490 for 2008 and 2007, respectively	2,804,053	2,651,960
Deposits and other assets	542,893	766,268
TOTAL ASSETS	$21,001,576	$20,397,617

- LIABILITIES AND STOCKHOLDERS' EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$9,120,124	$6,717,143
Line of credit borrowings	3,522,207	897,191
Income taxes payable	—	9,161
TOTAL CURRENT LIABILITIES	12,642,331	7,623,495

Deferred income tax liabilities	86,000	145,000
Deferred rent payable	69,959	74,547
Deferred compensation payable	352,637	351,332
TOTAL LIABILITIES	13,150,927	8,194,374

MINORITY INTEREST	3,226	900

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,529,830 shares issued; 5,445,516 shares outstanding for 2008 and 5,514,930 shares outstanding in 2007	5,530	5,530
Additional paid-in capital	7,327,023	7,327,023
Retained earnings	804,605	4,946,467
Less: Treasury stock, 84,314 and 14,900 common shares, at cost in 2008 and 2007	(289,735)	(76,677)
TOTAL STOCKHOLDERS' EQUITY	7,847,423	12,202,343
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,001,576	$20,397,617

COFFEE HOLDING CO., INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED OCTOBER 31, 2008 AND 2007

	2008	2007

NET SALES	$71,186,312	$57,365,840

COST OF SALES	68,762,310	49,071,384

GROSS PROFIT	2,424,002	8,294,456

OPERATING EXPENSES:
Selling and administrative	5,714,032	6,026,361
Writedown of amount due from dissolved joint venture	—	192,860
Bad debt expense	37,575	38,990
Officers' salaries	610,927	584,151

TOTALS	6,362,534	6,842,362

INCOME (LOSS) FROM OPERATIONS	(3,938,532)	1,452,094

OTHER INCOME (EXPENSE)
Interest income	46,209	131,537
Other income	9,331	—
Equity in loss from dissolved joint venture	—	(91,340)
Management fee income	—	12,026
Writedown of investment in dissolved joint venture	—	(33,000)
Interest expense	(142,087)	(109,260)

TOTALS	(86,547)	(90,037)

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST IN SUBSIDIARY	(4,025,079)	1,362,057

Benefit (provision) for income taxes	1,430,110	(418,175)

INCOME (LOSS) BEFORE MINORITY INTEREST	(2,594,969)	943,882

Minority interest in loss of subsidiary	(2,325)	(6,566)

NET INCOME (LOSS)	$(2,597,294)	$937,316

Basic and diluted earnings (loss) per share	$(.47)	$.17

Weighted average common shares outstanding:

Basic	5,476,173	5,525,408
Diluted	5,476,173	5,595,408

COFFEE HOLDING CO., INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED OCTOBER 31, 2008 AND 2007

	Common Stock		Treasury Stock		Additional Paid - in Capital	Retained Earnings	Total
	$.001 Par Value
	Number of		Number of
	Shares	Amount	Shares	Amount

Balance, 10/31/06	5,529,830	$5,530	––	$––	$7,327,023	$4,009,151	$11,341,704

Treasury stock at cost	(14,900)	––	14,900	(76,677)	––	––	(76,677)

Net income	––	––	––	––	––	937,316	937,316

Balance, 10/31/07	5,514,930	5,530	14,900	(76,677)	7,327,023	4,946,467	12,202,343

Treasury stock at cost	(69,414)	––	69,414	(213,058)	––	––	(213,058)

Dividend	––	––	––	––	––	(1,544,568)	(1,544,568)

Net loss	––	––	––	––	––	(2,597,294)	(2,597,294)

Balance, 10/31/08	5,445,516	$5,530	84,314	$(289,735)	$7,327,023	$804,605	$7,847,423

COFFEE HOLDING CO., INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED OCTOBER 31, 2008 AND 2007

	2008	2007
OPERATING ACTIVITIES:
Net income (loss)	$(2,597,294)	$937,316
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	541,204	383,216
Writeoff of leasehold improvements	––	38,918
Bad debt expense	37,575	38,990
Deferred rent	(4,588)	(4,588)
Deferred income taxes	(703,877)	74,700
Loss from dissolved joint venture	––	91,340
Writedown of investment in dissolved joint venture	––	33,000
Writedown of amount due from dissolved joint venture	––	192,860
Minority interest	2,326	6,566
Changes in operating assets and liabilities:
Commodities held at broker	3,126,261	861,959
Accounts receivable	(1,974,905)	(634,609)
Inventories	(574,457)	(1,572,554)
Prepaid expenses and other current assets	239,144	(173,696)
Prepaid and refundable income taxes	(789,529)	65,597
Due from dissolved joint venture	––	(110,505)
Deposits, other assets and other	(138,939)	(45,027)
Accounts payable and accrued expenses	2,402,981	1,967,589
Income tax payable	(9,161)	9,161
Net cash provided by (used in) operating activities	(443,259)	2,160,233

INVESTING ACTIVITIES:
Purchases of property and equipment including equipment deposit	(341,982)	(659,382)
Security deposits	(9,500)	––
Net cash used in investing activities	(351,482)	(659,382)

FINANCING ACTIVITIES:
Advances under bank line of credit	60,576,960	49,127,817
Principal payments under bank line of credit	(57,951,944)	(50,773,507)
Payment of dividend	(1,544,568)	––
Purchase of treasury stock	(213,058)	(76,677)
Net cash provided by (used in) financing activities	867,390	(1,722,367)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	72,649	(221,516)

Cash and cash equivalents, beginning of year	890,649	1,112,165

CASH AND CASH EQUIVALENTS, END OF YEAR	$963,298	$890,649

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$127,082	$117,758
Income taxes paid	$33,477	$287,480
NONCASH INVESTING AND FINANCING ACTIVITIES:
During 2007, the Company received equipment valued at $275,761 originally contributed to the now dissolved joint venture.